Exhibt 11

Statement of Computation of Per Share Earnings

We compute earnings per share using the two-class method in accordance with Accounting Standards Codification Topic No. 260, “ Earnings Per Share.” The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Our outstanding non-vested shares of restricted stock contain non- forfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. We had no other participating securities at September 30, 2016 or 2015.

Contingently issuable shares associated with outstanding service-based restricted stock units were not included in the earnings per share calculations for the three-month and six-month periods ended September 30, 2016 and 2015 as the vesting conditions had not been satisfied.

The composition of basic and diluted earnings per share were as follows:

(Dollars in thousands, except per share amounts)

	For the three months ended September 30:		For the nine months ended September 30:
	2016	2015	2016	2015
Numerator:
Net income	$12,868	$4,850	$37,661	$16,774
Less: distributed earnings allocated to non-vested stock	(8)	(15)	(32)	(52)
Less: undistributed earnings allocated to non-vested restricted stock	(35)	(12)	(131)	(57)
Numerator for basic earnings per share	$12,825	$4,823	$37,498	$16,665
Effect of dilutive securities:
Add: undistributed earnings allocated to non-vested restricted stock	35	12	131	57
Less: undistributed earnings reallocated to non-vested restricted stock	(35)	(12)	(131)	(61)
Numerator for diluted earnings per share	$12,825	$4,823	$37,498	$16,661
Denominator:
Weighted average shares outstanding – basic	43,570,734	43,460,449	43,524,729	43,418,243
Effect of dilutive securities:
Stock options and other awards	2,263	837	4,694	6,180
Weighted average shares outstanding – diluted	43,572,997	43,461,286	43,529,423	43,424,423

Basic earnings per share	$0.29	$0.11	$0.86	$0.38
Diluted earnings per share	$0.29	$0.11	$0.86	$0.38